Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Yardville National Bancorp:

We consent to the incorporation by reference in this registration statement on Form S-8 of Yardville National Bancorp of our report dated March 8, 2004 relating to the consolidated statements of condition of Yardville National Bancorp and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Yardville National Bancorp incorporated by reference in the registration statement, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Short Hills, New Jersey
May 24, 2004